Exhibit 99.1

DaVita Sends Notice of Termination of Supply Agreement

EL SEGUNDO, Calif., May 30, 2006 – DaVita Inc. (NYSE: DVA) announced that on May 29, 2006, it notified Gambro Renal Products, Inc., a subsidiary of Gambro AB, that it is terminating the Alliance and Product Supply Agreement, dated as of October 5, 2005, among DaVita, Gambro AB and Gambro Renal Products, Inc. (the “Supply Agreement”). DaVita entered into the Supply Agreement in conjunction with the closing of its acquisition of Gambro Healthcare, Inc., a Tennessee corporation, from Gambro, Inc., a Colorado corporation, a subsidiary of Gambro AB and an affiliate of Gambro Renal Products. The termination notice claims a material breach by Gambro Renal Products in the performance of its obligations under the Supply Agreement. The Supply Agreement provides for a cure period of ninety days following notice of the breach. In the event of a termination of the Supply Agreement, DaVita does not expect it will have a material adverse impact on its overall financial condition.

DaVita is a leading provider of dialysis services for patients suffering from chronic kidney failure. The Company provides services at kidney dialysis centers and home peritoneal dialysis programs domestically in 41 states, as well as Washington, D.C. As of March 31, 2006, DaVita operated or managed over 1,200 outpatient facilities serving approximately 98,000 patients.